Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LaunchEquity Acquisition Partners, LLC Designated Series Education Partners

(“Parent”)

LEAP Acquisition Corporation

(“Purchaser”)

LaunchEquity Partners, LLC

(“Parent Sponsor”)

and

MakeMusic, Inc.

(the “Company”)

Dated as of March 12, 2013

- i -

ANNEX

Annex I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 12, 2013, by and among LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“Parent”), LEAP Acquisition Corporation, a Minnesota corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), LaunchEquity Partners, LLC, an Arizona limited liability company and the direct or indirect sponsor entity of Parent and Purchaser (“Parent Sponsor”), and MakeMusic, Inc., a Minnesota corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors or other governing bodies of each of Purchaser, Parent and the Company has approved, and deems it advisable and in the best interests of each respective corporation, limited liability company and its shareholders or members, to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Tax Asset Protection Plan dated as of February 21, 2012, between the Company and Wells Fargo Bank, N.A., as rights agent (the “Rights Plan”) (the shares of Common Stock, together with the Rights being referred to collectively as the “Shares”), at a price per Share of $4.85 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable law, net to the seller in cash;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the Minnesota Business Corporation Act (the “MBCA”), and in accordance therewith each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or its affiliates and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash, subject to any withholding of Taxes required by applicable law;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”), on the terms and subject to the conditions set forth in this Agreement, has (i) determined that the Transactions are in the best interests of the Company’s shareholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, and (iii) determined to recommend that the Company’s shareholders accept the Offer and tender their Shares to Purchaser, and, to the extent applicable, approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors or other governing bodies of Parent and Purchaser have, on the terms and subject to the conditions set forth in this Agreement, declared advisable this Agreement and the Transactions, including the Offer and the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger, (ii) make certain covenants and agreements in connection with the Offer and the Merger, and (iii) prescribe various conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and none of the events set forth in paragraph (2) of Annex I shall exist or have occurred and be continuing, as promptly as reasonably practicable (and in any event within ten Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer to purchase for cash all Shares at the Offer Price.

(b) Promptly upon the later of (i) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied, or waived by Parent or Purchaser, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver in their sole discretion by Parent or Purchaser, of each or any, as applicable, of the Offer Conditions (and shall not be subject to any other conditions).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. The Offer Conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent and Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser, provided that nothing therein shall relieve any party hereto from any obligation or liability such party has under this Agreement) giving rise to such condition or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of the Company. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares subject to the Offer, (iv) impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions, (v) change or waive the Minimum Condition, (vi) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares, or (vii) extend or otherwise change the expiration date of the Offer in a manner other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) If on or prior to any then-scheduled Expiration Date, any of the Offer Conditions (including the Minimum Condition and all other Offer Conditions set forth in Annex I) shall not have been satisfied, or, to the extent waivable in accordance with the terms hereof, have not been waived by Parent or Purchaser, Purchaser shall, subject to Parent’s right to terminate this Agreement pursuant to ARTICLE IX, extend the Offer for successive periods of 10 Business Days in order to permit the satisfaction of such conditions, or any period less than 10 Business Days such that the Offer remains open at least until the date that is 60 calendar days after commencement of the Offer (the “Outside Date”), the length of each such period to be determined by Parent in its sole discretion; and

(ii) any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities or Exchange Commission (the “SEC”) or its staff or NASDAQ or its staff.

(f) If necessary to obtain sufficient Shares to reach the Short Form Threshold, Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, including Parent’s right to terminate this Agreement pursuant to ARTICLE IX, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not, and Parent shall cause Purchaser not to, terminate or withdraw the Offer prior to any then-scheduled Expiration Date, other than in connection with the effective termination of this Agreement in accordance with ARTICLE IX; provided, however, that Purchaser shall, and Parent shall cause Purchaser to, withdraw and terminate the Offer promptly (and in any event within one Business Day) after the effective termination of this Agreement in accordance with ARTICLE IX (and promptly after any termination or withdrawal of the Offer, Purchaser shall return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable law, all tendered Shares to the registered holders thereto, to the extent required by the terms of the Offer).

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to comply with the Exchange Act and the terms and conditions of this Agreement to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares promptly. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Offer Documents. The Company hereby consents to the inclusion, to the extent required by applicable law, in the Offer Documents and the Schedule 13E-3 of, among other things, the opinion of the Company’s financial advisor and all material disclosure relating thereto. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to comply with the Exchange Act and the terms and conditions of this Agreement to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses, or material oral responses, to such comments, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use commercially reasonable efforts to respond as promptly as reasonably practicable to the SEC or the staff of the SEC with respect to the Offer Documents. In addition, Parent and Purchaser shall use commercially reasonable efforts to permit the Company and its counsel to participate with Parent and Purchaser or their counsel in any discussions or meetings with the SEC. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof, to the extent required by the terms of the Offer.

(i) Subject in all respects to the other terms and conditions of this Agreement, Parent shall provide or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(j) Parent and Purchaser shall timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Transactions required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Shares via the Offer Documents the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes.

(k) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Effective Time, provided that nothing in this Section 1.1(k) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4(c) and Section 6.4(e), contain the Company Recommendation and the Fairness Opinion. The Company further agrees to comply with the Exchange Act and the terms and conditions of this Agreement to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares promptly. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to comply with the Exchange Act and the terms and conditions of this Agreement to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to the SEC or the staff of the SEC with respect to the Schedule 14D-9 and unless a Company Change in Recommendation shall have occurred, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses, or material oral responses, to such comments, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. Unless a Company Change in Recommendation shall have occurred, the Company shall use commercially reasonable efforts to permit the Parent, Purchaser or their counsel to participate with the Company or its Representatives in any discussions or meetings with the SEC.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall promptly furnish Purchaser with such information and assistance (including lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent reasonably may request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company or destroy (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver or destroy) all copies and any extract or summaries of such information then in their possession or control. At the reasonable request of Parent, the Company shall cause its officers and directors to use their respective commercially reasonable efforts to make solicitations and recommendations to the holders of Shares for purposes of causing the Minimum Condition to be satisfied, including, upon Parent’s reasonable request, jointly prepare together with Parent and Purchaser, a presentation to any proxy advisory firm as designated by Parent to recommend this Agreement and the Transactions, including the Offer and the Merger, but subject in all respects to the provisions of Sections 6.3 and 6.4.

Section 1.3 Board of Directors.

(a) Effective immediately after the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, subject to compliance with the provisions of the Company Governing Documents, applicable law and the Listing Rules of the NASDAQ Capital Market (the “NASDAQ”), Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding. Subject to compliance with the provisions of the Company Governing Documents, applicable law and the NASDAQ Listing Rules, the Company shall, upon Purchaser’s request at any time following the Acceptance Time, take such actions, including promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by action of the Company Board of Directors or by the amendment of the Company Bylaws, if necessary, so as to increase the size of the Company Board of Directors) and/or promptly seeking the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected to the Company Board of Directors, and shall use its reasonable efforts to cause Purchaser’s designees to be so elected at such time.

(b) The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of each committee of the Company Board of Directors to the extent permitted by the provisions of the Company Governing Documents, applicable law and the NASDAQ Listing Rules.

(c) From and after the Acceptance Time and until the Effective Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 to enable Purchaser’s designees to be elected to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

(d) In the event that Purchaser’s designees are elected to the Company Board of Directors pursuant to Section 1.3(a), then, subject to the Company Governing Documents, until the Effective Time, the Company shall cause the Company Board of Directors to maintain at least such number of “independent directors,” as defined by the NASDAQ Listing Rules, as may be required by the NASDAQ Listing Rules or the federal securities laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to designate another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing

Directors shall (in addition to the approval rights of the Company Board of Directors or the shareholders of the Company as may be required by the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Charter”), the Bylaws of the Company, as amended (the “Company Bylaws”, and together with the Company Charter, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of Shares (other than Parent or Purchaser), or (iii) to amend the Company Governing Documents if such action adversely affects in any material respects the holder of Shares (other than Parent or Purchaser) or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action adversely affects, or reasonably could adversely affect, the holders of Shares (other than Parent or Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors; and provided, further, that Purchaser and Parent shall take all actions as may be necessary to give effect to the foregoing. At all times subsequent to the Acceptance Time and prior to the Effective Time, the Continuing Directors (including those directors deemed to be Continuing Directors by virtue of this Section 1.3) shall, without any further action by the Company or the Company Board of Directors, constitute a committee of the Company Board of Directors and all actions contemplated by this Agreement to be taken by the Continuing Directors or a designated percentage of the Continuing Directors shall be taken, and shall be deemed to have been taken, by such Continuing Directors acting as a committee of the Company Board of Directors.

Section 1.4 Schedule 13E-3. On the date of the commencement of the Offer, the Company, Parent and Purchaser shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be in form and substance reasonably satisfactory to Purchaser and the Company (together with all amendments and supplements thereto, the “Schedule 13E-3”); provided that, at its option, subject to applicable law, Purchaser may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents in which case the Company shall separately file a Schedule 13E-3 with respect to the Offer on such date. Each of Parent and Purchaser, and the Company and their respective counsel shall be given reasonable opportunity under the circumstances to review and comment on the Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC, and the party filing the applicable Schedule 13E-3 shall give reasonable and good faith consideration to any such comment so provided. Parent, Purchaser and the Company shall each provide the other and their respective counsel with (i) any written comments or other communications, and shall inform them of any oral comments or other communications, such Person or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 filed by it and (ii) a reasonable opportunity to review and comment on any written or oral responses to such comments (to which reasonable and good faith consideration shall be given). Parent, Purchaser and the Company each agrees to use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3 filed by it. To the extent reasonably practicable, the Company, Parent and Purchaser and their respective counsel shall each permit the other to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) to the extent relating to the Schedule 13E-3. If any event relating to any of the Company, Parent or Purchaser occurs, or if the Company, Parent or Purchaser becomes aware of any information, that should be disclosed in an amendment or supplement to the Schedule 13E-3, then the Company and Purchaser (on behalf of itself and Parent) shall promptly inform the other of such event or information and shall, in accordance with the procedures set forth in this Section 1.4, prepare and file with the SEC such amendment or supplement as promptly thereafter as practicable.

Section 1.5 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 1.5, to purchase up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares held by Parent, Purchaser or its affiliates at the time of such exercise, shall constitute one share more than 90% of the total Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares, but excluding from Purchaser’s ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee).

(b) The Top-Up Option shall be exercisable once, to the full number of Top-Up Shares then purchasable under the Top-Up Option and not in part, on or prior to the 10th Business Day following the later of (i) Purchaser’s acceptance for payment of Shares pursuant to the Offer and (ii) the expiration of any “subsequent offering periods” provided by Purchaser pursuant to and in accordance with this Agreement, provided that the number of Shares beneficially owned by Parent or Purchaser immediately prior to the time of exercise of the Top-Up Option constitutes at least 82% of the number of Shares then outstanding (excluding from Purchaser’s ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and that Purchaser shall own, immediately after such exercise and the issuance of Top-Up Shares pursuant thereto, one share more than ninety percent (90%) of the number of Shares then outstanding (excluding from Purchaser’s ownership, but not from outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that in no event shall the Top-Up Option be exercisable (x) for a number of Shares in excess of the number of authorized but unissued and unreserved Shares, (y) if the issuance of the Top-Up Shares being purchased hereunder would require approval of the Company’s shareholders under NASDAQ Marketplace Rule 5635 and a waiver of or exemption from such requirement is not obtained from NASDAQ, or (z) any other provision of applicable law or judgment, injunction, order or decree shall prohibit such exercise of the Top-Up Option or such delivery of Top-Up Shares. Except as otherwise provided in Section 1.5(c), the aggregate amount payable to the Company for the Top-Up Shares purchased hereunder upon exercise of the Top-Up Option shall be equal to the product of the number of Top-Up Shares being so purchased upon such exercise and the Offer Price (the “Top-Up Consideration”). The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Shares so purchased, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid (x) in cash, or (y) by issuance of a promissory note (which shall be treated as payment to the extent of the principal amount thereof) with full recourse to Parent and Parent Sponsor, or (z) any combination of the foregoing, at Purchaser’s election. Any such promissory note shall (A) bear interest at the rate per annum equal to the prime rate as reported in The Wall Street Journal, Midwest Edition, on the date of execution and delivery of such promissory note, payable in arrears at maturity, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid without premium or penalty and (D) shall be full recourse to Parent and Purchaser and (E) shall have no other material terms.

(d) In the event Purchaser exercises the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Purchaser immediately preceding the purchase of the Top-Up Shares, (ii) the place and time for the closing of the purchase of the Top-Up Shares (which, subject to applicable law and any required regulatory approvals, shall be effected as promptly as practicable and not more than five Business Days after date such notice is delivered to the Company), (iii) the number of Shares that Purchaser intends to purchase pursuant to such exercise of the Top-Up Option and (iv) the manner in which Purchaser intends to pay the applicable exercise price. Such notice shall also include an undertaking signed by Parent and Purchaser that, as promptly as practicable following such exercise of the Top-Up Option, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Shares so purchased, consummate the Merger in accordance with the terms hereof (subject in the case of the Merger to ARTICLE VIII). At the closing of the purchase of such Top-Up Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Shares, and the Company shall cause to be issued to Parent or Purchaser a certificate representing such Shares, which certificate may include any legends required by applicable securities laws.

(e) Parent and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from NASDAQ or any other Governmental Entity any necessary waiver or other exemption from NASDAQ requirements or applicable law in order to issue the Top-Up Shares without obtaining the approval of the Company’s shareholders.

(f) Parent and Purchaser acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(g) Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 471 of the MBCA as contemplated by Section 3.3. The parties agree that any dilutive impact on the value of the Shares as a result of the existence or exercise of the Top-Up Option or the issuance of the Top-Up Shares, and any effect of the promissory note or any other Top-Up Consideration referred to in Section 1.5(c) above, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 471 of the MBCA as contemplated by Section 3.3.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the MBCA and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 641 of the MBCA.

(b) At the Effective Time (i) the articles of incorporation of the Company, as then in effect, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with such articles of incorporation and applicable law and (ii) the bylaws of Purchaser, as then in effect, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with such bylaws, the articles of incorporation of the Surviving Corporation and applicable law.

Section 2.2 Effective Time. Parent, Purchaser and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Minnesota or such later date and time as is agreed upon by the parties and specified in the Articles of Merger. The date and time at which the Merger shall become effective is referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VIII (the “Closing Date”), at Fredrikson & Byron, P.A., 200 South Sixth Street, Minneapolis, Minnesota 55402, unless another date, time or place is agreed to in writing by the parties hereto.

Section 2.4 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation from and after the Effective Time, in each case until his or her respective successor has been duly elected, designated or qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The Company shall cause all directors of the Company, other than those directors, if any, as shall be designated by Parent in writing prior to the Effective Time, to resign immediately before the Effective Time.

Section 2.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised by any other Person, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement and the Transactions, then the directors of the Surviving Corporation shall be authorized to cause the Surviving Corporation’s officers execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement and the Transactions.

Section 2.6 Shareholders’ Meeting. Subject to Section 2.7, if approval of the shareholders of the Company is required under the MBCA to consummate the Merger:

(a) As promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and in any event within 10 Business Days following the Acceptance Time or the expiration of any “subsequent offering period,” as applicable, the Company shall prepare and file with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement, which shall include, among other things, the Fairness Option, except in the case of a Change in Company Recommendation; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the shareholders of the Company as promptly as practicable following the time at which the SEC confirms it has no further comments. Subject to the provisions of Section 6.4(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement in accordance with the MBCA. The Company shall use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel. The Company, Parent and Purchaser agree to correct promptly any information in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as contemplated by Section 2.6(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through (or upon authorization by) the Company Board of Directors (or a committee thereof), shall, in accordance with and subject to the requirements of the Company Governing Documents and applicable law:

(i) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its shareholders; and

(iii) use commercially reasonable efforts to secure any approval by the shareholders of the Company that is required by the Company Governing Documents and the MBCA and any other applicable law to effect the Merger.

(c) Parent shall vote, or cause to be voted, at the Special Meeting or any postponement or adjournment thereof, or pursuant to a written consent in lieu of meeting, all of the Shares then owned by it, Purchaser or any of their other Subsidiaries and affiliates in favor of the approval and adoption of this Agreement and Parent shall deliver or provide, or cause to be delivered or provided, in the capacity as a shareholder of the Company or otherwise, any other approvals that are required by the MBCA and any other applicable law to effect the Merger.

Section 2.7 Merger Without Meeting of Shareholders. Notwithstanding the terms of Section 2.6, in the event that, following the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by Purchaser and the exercise of the Top-Up Option by Purchaser (each pursuant to and in accordance with this Agreement), Parent, Purchaser and their respective Subsidiaries shall own, in the aggregate, at least 90% of the outstanding shares of each class and series of capital stock of the Company entitled to vote on the approval and adoption of this Agreement under the MBCA (the “Short Form Threshold”) Parent shall cause Purchaser to, and Parent’s other Subsidiaries shall transfer any Shares they own to Purchaser to enable Purchaser to, cause the Merger to become effective as promptly as practicable, without a meeting of shareholders of the Company, in accordance with Section 621 of the MBCA.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”), the manner and basis of converting the Shares and the Purchaser Common Stock shall be as follows:

(a) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

(b) All Shares that are owned by Parent, Purchaser or their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest thereon.

(d) The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Effective Time, provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement plus cash in an amount sufficient to pay holders of Company Options and holders of the Garritan Holdback Rights in accordance with the terms of this Agreement (such cash being referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, and/or (iii) money market funds investing solely in a combination of the foregoing, as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares, Company Options and Garritan Holdback Rights; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Shares, Company Options or Garritan Holdback Rights following the Effective Time and Parent shall promptly deposit additional cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to satisfy fully all such cash payment obligations. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares, Company Options or Garritan Holdback Rights.

(b) The Paying Agent, promptly following the Effective Time, shall mail the following materials to each holder of record whose Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, whether such Shares were represented by a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or were uncertificated and represented by book-entry (“Book-Entry Shares”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as to which Parent and Company may reasonably agree) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal or upon the entry through a book-entry transfer agent of the surrender of such Book-Entry Shares on a book-entry account statement), the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share. Such payment shall be made to the holder of record promptly following receipt of a duly executed letter of transmittal by the Paying Agent and shall be made by either bank check or electronic wire transfer, at the option of the holder of record. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (x) the Certificate so surrendered shall be properly endorsed or otherwise shall be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2, without interest thereon.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III.

(d) At any time following 6 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon surrender of their Certificates or Book-Entry Shares, together with a duly executed letter of transmittal, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Offer Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(f) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a written indemnity agreement reasonably satisfactory to Parent and, if reasonably deemed advisable by Parent, a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 471 and 473 of the MBCA (the “Appraisal Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 473 of the MBCA) of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon.

(b) The Company shall serve reasonably prompt notice to Purchaser of any demands received by the Company for Appraisal Rights with respect to any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4 Treatment of Equity Awards and Convertible Securities.

(a) At the Effective Time, the Company shall terminate the Company Stock Plan. Neither Parent nor Purchaser shall assume any Company Options (as defined below). All options to purchase Shares, other than the Top-Up Option, whether granted under the Company Stock Plan or otherwise (each, a “Company Option”), that is outstanding and unexercised at the Effective Time, shall become fully vested as of the Effective Time and be entitled to receive from the Surviving Corporation, immediately after the Effective Time, upon the cancellation of such Company Option, an amount in cash equal to the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Option, multiplied by the number of Shares then-subject to such Company Option as of the Effective Time, provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be cancelled and terminated without any cash payment being made in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.4(a) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making determinations and/or resolutions of the Company Board of Directors or a committee thereof.

(b) Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer. Effective at the Acceptance Time, each share of Company Restricted Stock shall become fully vested, and to the extent not withheld by the Company to satisfy Tax withholding obligations, shall be treated the same as other Shares properly tendered into the Offer. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.4(b) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making determinations and/or resolutions of the Company Board of Directors or a committee thereof.

(c) At the Effective Time, the rights of the former shareholders of Garritan Corporation to receive shares of Common Stock shall be cancelled, and the holders of the such rights shall be entitled to receive from the Surviving Corporation, immediately after the Effective Time, upon the cancellation of such rights, an amount in cash equal to (x) the Offer Price multiplied by (y) the number of Shares subject to such rights as of the Effective Time that were not, as of the Effective Time, subject to any existing credits, claims or setoffs by the Company pursuant to the Garritan Stock Purchase Agreement (the “Garritan Holdback Rights”).

(d) All amounts payable pursuant to this Section 3.4 shall be paid without interest and shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options, Company Restricted Stock and Garritan Holdback Rights in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding numbered Section of the Company’s disclosure schedule delivered to Parent and Purchaser immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

Section 4.1 Organization. The Company is a corporation duly incorporated or otherwise formed, validly existing and in good standing under the laws of the State of Minnesota. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent complete and correct copies of the Company Charter and Company Bylaws, as amended to date.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 8,500,000 shares of Common Stock, 3,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) and 1,497,000 undesignated shares. As of March 12, 2013, 4,906,707 shares of Common Stock were issued and outstanding (including 7,004 shares of Company Restricted Stock) and no shares of Preferred Stock were issued and outstanding.

(b) As of March 12, 2013, (i) 486,501 shares of Common Stock were reserved for issuance upon the exercise of all outstanding Company Options and 302,740 shares of Common Stock are reserved for issuance under the Company Stock Plan and any other incentive plans of the Company, (ii) 3,000 shares of Preferred Stock were designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the terms and conditions of the Rights Plan, and (iii) 27,655 shares of Common Stock were reserved for issuance pursuant to the terms and conditions of the Garritan Stock Purchase Agreement.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Company Options, Company Restricted Stock and Garritan Holdback Rights, including the name of the holder, the number of underlying Shares, the date of grant, and the exercise price. The Company has made available to Parent true and complete copies of the Company Stock Plan and the forms of all stock options and restricted stock agreements evidencing outstanding Company Options and Company Restricted Stock.

(d) All of the outstanding shares of Common Stock, all shares of Common Stock that may be issued pursuant to the exercise of outstanding Company Options, all shares of Series A Junior Participating Preferred Stock issuable pursuant to the terms and conditions of the Rights Plan and all shares of Common Stock that may be issued pursuant to and in accordance with the terms of the Garritan Stock Purchase Agreement will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive rights, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All currently outstanding Company Options and Company Restricted Stock were issued under the Company Stock Plan.

(e) Except as set forth above or in Section 4.2(e) of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, as of the date of this Agreement:

(i) the Company has no Subsidiaries and does not own outstanding equity of any Person;

(ii) other than the Rights Plan, the Top-Up Option, the Company Options, the Company Restricted Stock and the Garritan Holdback Rights, there are no (x) options, warrants, restricted stock, restricted stock units, calls, rights of first refusal, subscription, preemptive, anti-dilutive, redemption, repurchase, disposition or other similar rights, agreements, arrangements or commitments with respect to any capital stock or other equity interest in the Company (collectively, “Equity Interests”) relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt (as defined below) of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (y) outstanding obligations pursuant to any Contract of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company;

(iii) other than the Rights Plan, the Top-Up Option, the Company Options, the Company Restricted Stock and the Garritan Holdback Rights, there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company; and

(iv) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.

(f) The Company has a sufficient number of authorized but unissued shares of Common Stock available to issue the Top-Up Shares to Purchaser pursuant to Section 1.5, assuming all of the conditions to be achieved for exercisability of the Top-Up Option are satisfied.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance of the Company of its covenants and obligations hereunder or the consummation of the Transactions, other than in the case of the Merger, obtaining shareholder approval if required by applicable law and the filing of the articles of merger with the Secretary of State of the State of Minnesota in accordance with the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Board Approvals.

(a) The Company Board of Directors, at a meeting duly called and held, has

(i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable and in the best interests of the Company and the shareholders of the Company;

(ii) authorized and approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions;

(iii) authorized and approved this Agreement and the Transactions (including the Offer and the Merger);

(iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders unless the adoption of this Agreement by the Company’s shareholders is not required by applicable law;

(v) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares thereunder; and

(vi) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt this Agreement and the Transactions (including the Offer and the Merger).

(b) A committee of the Company Board of Directors, at a meeting duly called and held, has:

(i) approved this Agreement and the Transactions (including the Offer and the Merger), which approval, to the extent applicable and assuming the accuracy of and adherence to the representations, warranties and covenants set forth in Section 5.7, constituted approval under the provisions of Sections 011, Subd. 38(h) and 673, Subd. 1 of the MBCA as a result of which this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, are not and will not be subject to the restrictions on control share acquisitions or business combinations under the provision of Sections 671 and 673, respectively, of the MBCA and such resolution, has not been rescinded, modified or withdrawn; and

(ii) recommended to the Company Board of Directors that the Company Board of Directors approve this Agreement and the Transactions (including the Offer and the Merger).

(c) No further corporate action is required by the Company Board of Directors, pursuant to the MBCA or otherwise, in order for the Company to approve and adopt this Agreement or approve the Transactions, including the Offer and the Merger, subject, in the case of the Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, if required by applicable law, as contemplated by Section 2.6, which is the only vote of the Company shareholders that may be required for approval and adoption of this Agreement and the consummation of the Merger by the Company.

Section 4.5 Consents and Approvals; No Violations. Except as set forth in Section 4.5 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transactions or compliance by the Company with any of the provisions of this Agreement will:

(a) conflict with or result in any breach of any provision of the Company Governing Documents;

(b) require any filing by the Company, or the authorization, consent, waiver or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, or foreign, federal, state, local or supranational entity (a “Governmental Entity”), except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, and (C) the filing with the SEC and the NASDAQ of (1) the Schedule 14D-9, (2) the Schedule 13E-3, (3) a Proxy Statement if shareholder approval of the Merger is required by applicable law, (4) the information required by Rule 14f-1 promulgated under the Exchange Act, (5) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger; and (6) such information as is required by the NASDAQ Marketplace Rules;

(c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, or result in a termination of, accelerate the performance required by or result in a right of termination or acceleration under any of the terms, conditions or provisions of any currently effective Contract to which the Company is a party or by which its properties or assets are bound;

(d) violate any law, order, writ, injunction, decree, statute, rule or regulation, or any rule or regulation of NASDAQ, applicable to the Company or any of its properties or assets;

(e) result in the creation of any Lien, other than a Permitted Lien, upon the properties or assets of the Company except, in the case of clauses (b), (c) or (d), where (x) any failure to obtain such authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

Section 4.6 Company SEC Documents and Financial Statements.

(a) Except as set forth in Section 4.6 of the Company Disclosure Schedule, the Company has filed with or furnished to (as applicable) the SEC, on a timely basis (and the Company agrees that all Company SEC Documents (as defined below) to be filed after the date of this Agreement shall be filed with the SEC on a timely basis), all required forms, reports, schedules, statements and other documents since and including January 1, 2010, under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements, including form, of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Act, the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC on the one hand, and the Company on the other hand, occurring since January 1, 2010 and prior to the date hereof that is not otherwise available on the SEC’s Electronic Data Gathering and Retrieval Database (EDGAR) prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in certifications filed with the Company SEC Documents, and the statements contained in such certifications are true and accurate. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers and directors, is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as set forth in Section 4.6 of the Company Disclosure Schedule, from December 31, 2008 through the date of this Agreement, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(b) All of the audited financial statements and unaudited interim financial statements of the Company filed with or incorporated by reference in the Company SEC Documents, as amended, supplemented or restated, if applicable, including but not limited to the audited financial statements of the Company with respect to the fiscal year ended December 31, 2012 (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions and applicable estimates and reserves. Since January 1, 2010, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable law.

(c) The Company has implemented and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurances (X) regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and (Y) that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported for the preparation of the Company SEC Documents within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s principal executive officer and its principal financial officer and any other individuals responsible the preparation of the Company SEC Documents to allow timely decisions regarding required disclosure. McGladrey LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Since the enactment of the Sarbanes-Oxley Act, the Company has not made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) The Company has not or is not subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(g) Neither the Company nor any director, officer, employee, auditor, accountant or other Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors, any committee thereof or to any director or officer of the Company.

Section 4.7 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or as disclosed in any Company SEC Document filed with or furnished to the SEC after December 31, 2011, since December 31, 2011 through the date hereof, (i) the Company has conducted its business, in all material respects, in the ordinary course of business, consistent with past practices, (ii) there has not been any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) the Company has not suffered any loss, damage, destruction or other casualty materially adverse to the Company with respect to any of its properties or assets, whether or not covered by insurance.

(b) Except as set forth in Section 4.7 of the Company Disclosure Schedule or the Company SEC Documents, since December 31, 2012 through the date hereof, the Company has not taken any action that would be prohibited by Section 6.1.

Section 4.8 Absence of Undisclosed Liabilities. The Company is not subject to any liabilities or obligations of any nature required by GAAP to be recognized or disclosed on a balance sheet of the Company or in the notes thereto, except (a) as reflected or otherwise reserved against on the Financial Statements or the footnotes thereto or the financial statements at and for the year ended December 31, 2012 or the footnotes thereto, a copy of which has been provided to Parent and which, together with the auditor’s report to be added thereto, will be filed with the SEC in the Company’s annual report on Form 10-K for its 2012 fiscal year, (b) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, (c) for liabilities and obligations that are incurred in the ordinary course of business and consistent with past practices, (d) for liabilities or obligations that are not material to the Company and (e) as set forth in Section 4.8 of the Company Disclosure Schedule (it being understood that identification of any such liability or obligation on the Company Disclosure Schedule does not constitute a representation as to the materiality of such liability or obligation).

Section 4.9 Litigation. As of the date of this Agreement, except as set forth in Section 4.9 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending, or, to the Knowledge of the Company, any bona fide threat of such Legal Proceeding against the Company, or to the Company’s Knowledge, any present or former executive officer, employee or director of the Company (in their capacity as such) that (i) involved an amount in controversy in excess of $100,000, (ii) seeks material injunctive or other non-monetary relief, or (iii) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company, nor any of its assets or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity.

Section 4.10 Employee Benefit Plans; ERISA.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, or to which the Company contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”).

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, all Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), or subject to advisory or opinion letters received from the Internal Revenue Service regarding such qualification, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan unless the failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable laws, including without limitation, the privacy and security rules under the Health Insurance Portability Act and Accountability Act, and (D) its terms;

(ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course and domestic relations orders;

(iii) there has not been any material non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan;

(iv) no litigation or arbitration or alternative dispute resolution has been commenced with respect to any Benefit Plan and, to the Knowledge of the Company, no such litigation or arbitration or alternative dispute resolution is threatened (other than routine claims for benefits in the normal course); and

(v) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has, or at any time had, an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); or (iii) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or any plan subject to Section 412 of the Code.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all reports, returns and similar documents with respect to all Benefit Plans required to be filed by the Company with any Governmental Entity or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

(f) Section 4.10(f) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company at any time. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(g) Section 4.10(g) of the Company Disclosure Schedule discloses: (i) each Contract that provides for the payment of any bonus, severance, unemployment compensation, deferred compensation, or forgiveness of indebtedness or golden parachute payment that is due and payable to any current or former employee under any Benefit Plan as a result of the execution of this Agreement (or the consummation of the Transactions); (ii) any material increase in any benefit otherwise payable under any Benefit Plan as a result of the execution of this Agreement (or the consummation of the Transactions); (iii) each Contract that provides for any material acceleration of the time of payment or vesting of any such benefits under any Benefit Plan as a result of the execution of this Agreement (or the consummation of the Transactions); (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan in each case caused or triggered by the execution of this Agreement or the consummation of the Transactions; and (v) each Contract that provides for any tax “gross-up,” tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code. Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no payment or benefit which has been, will or may be made by the Company with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions would fail to be deductible under Section 162(m) of the Code. No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company in connection with the Transactions (alone or in combination with any other event, and whether pursuant to a Benefit Plan or otherwise) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Each Benefit Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code and any Benefit Plan that would not be in compliance with Section 409A of the Code if it were subject to Section 409A of the Code satisfies the conditions that would exempt or exclude it from coverage under Section 409A of the Code. No individual is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

(i) To the extent applicable, the Company has made available to Parent and Purchaser accurate and complete copies of: (i) the plan documents and summary plan descriptions of all Benefit Plans (including all amendments and attachments thereto), including written summaries of any material Benefit Plan not in writing; (ii) all trust agreements, insurance contracts, insurance policies or other documentation of funding arrangements relating to all Benefit Plans; (iii) the three most recent annual information filings (Form 5500) and three most recent annual financial reports for all Benefit Plans; (iv) the most recent determination, advisory or opinion letter from the Internal Revenue Service for any Benefit Plan intended to qualify under Section 401(a) of the Code; and (v) any notices to or from the IRS or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any Benefit Plans.

(j) Except where the failure to properly characterize would not be reasonably expected to have a Company Material Adverse Effect, all service providers to the Company have been properly characterized as employees or independent contractors.

(k) Except where the representation or communication would not be reasonably expected to have a Company Material Adverse Effect, no one authorized to make any such representation or communication on behalf of the Company has made any representation or communication, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any Benefit Plan to any current or former employees or directors of the Company (or any of their dependents or beneficiaries) that is inconsistent with the terms of the applicable Benefit Plan or would otherwise increase the benefits payable under the applicable Benefit Plan beyond that intended by its terms.

Section 4.11 Material Contracts.

(a) Other than any “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) filed as an exhibit to the Company SEC Documents, Section 4.11 of the Company Disclosure Schedule lists each currently effective Material Contract to which the Company is a party or by which its properties or assets are bound (each such Contract, other than the Contracts identified in Section 4.11(b), being a “Company Material Contract”). For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment (on a full- or part-time basis) or consulting Contract (under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $50,000;

(iii) any Contract containing any covenant (A) limiting the right of the Company (or, after consummation of the Merger, that would limit the right of Parent or any of its Subsidiaries) to engage in any line of business or to compete with any Person in any line of business or in any location (or, after consummation of the Merger, that would prohibit or limit the right of Parent or any of its Subsidiaries) or (B) otherwise prohibiting or limiting the right of the Company to develop, sell or distribute any material products or services or to purchase or otherwise obtain any material software, components, or parts, or to exploit any material tangible or intangible property or assets;

(iv) any Contract, (A) relating to the license from the Company, disposition by the Company, or acquisition (directly or indirectly) by the Company of assets in each case calling for payment in an amount in excess of $50,000, or (B) pursuant to which the Company will acquire any material interest in any other Person or other business enterprise, or (C) since January 1, 2010, for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations in each case in an amount in excess of $50,000;

(v) any Company Intellectual Property Contracts set forth in Section 4.13(b) of the Company Disclosure Schedule and any Contracts (including commitments in the form of letters of assurance) where the Company agrees or is otherwise obligated to license Company Intellectual Property on a royalty free or non-discriminatory basis;

(vi) any Contract related to the indebtedness of the Company for borrowed money that has an outstanding principal amount in excess of $50,000;

(vii) any sales Contract that accounted for aggregate revenue to the Company of more than $100,000 during the first nine months of the Company’s 2012 fiscal year;

(viii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or prohibits the pledging of the capital stock of the Company;

(ix) any Contract that relates to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business, which agreements relate to obligations which do not individually exceed $50,000;

(x) any joint marketing or joint development Contract under which the Company has continuing minimum payment obligations or costs in excess of $50,000 per year;

(xi) any Contract that (A) grants to Company customers most favored pricing provisions, or (B) grants Company customers any exclusive rights or rights of first refusal;

(xii) any Contract that is a partnership, joint venture or similar Contract;

(xiii) any settlement agreement entered into on or after January 1, 2011 with a Governmental Agency or in respect of a Legal Proceeding, other than (A) releases immaterial in nature or amount, (B) settlement agreements that contemplate the making of a cash payment not in excess of $100,000 as to such settlement or (C) settlement agreements that contemplate the making of a cash payment to the Company;

(xiv) any employee collective bargaining agreement or other Contract with any labor union;

(xv) any Contract that (A) contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of a Person, or (B) which contains any “non-solicitation”, “no hire” or similar provision which restrict the Company in soliciting, hiring, engaging, retaining or employing such Person’s current or former employees in a manner or to an extent that would interfere in any material respect with the ordinary course operations of the business of the Company;

(xvi) any Contract that involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% shareholders of the Company or any of their affiliates (other than the Company) or immediate family members;

(xvii) any Contract that by its terms calls for aggregate payments by the Company of more than $100,000 in any year, except for any such Contract entered into in the ordinary course of business consistent with past practice;

(xviii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” and that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(xix) any Contract, or group of related Contracts, other than license agreements entered into in the ordinary course of business, with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xviii) above.

(b) Notwithstanding anything in this Section 4.11, “Company Material Contract” shall not include any contract that (i) is terminable upon 120 days’ or less notice without material liability, or (ii) will be fully performed or satisfied as of or prior to the Effective Time.

(c) (i) Neither the Company, nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, in any material respect, any Company Material Contract, (ii) the Company has not received any claim of default under any Company Material Contract, and (iii) to the Knowledge of the Company, no event has occurred that would result in a breach or violation of, or a default under, in any material respect, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid and binding on the Company, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable with respect to the Company. The Company has not received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate, or not renew, any Company Material Contract.

Section 4.12 Title to Properties and Encumbrances.

(a) The Company has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, each of its tangible properties and assets material to the Company. There are no Liens on any such tangible property or assets, except for (i) Liens reflected in the Financial Statements, (ii) Liens consisting of zoning, entitlement, building or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the use of such properties by the Company in the operation of its business as conducted as of the date of this Agreement, (iii) Liens for Taxes, assessments or governmental charges or levies on property not yet due, (iv) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (v) mechanics’, workmen’s, repairmen’s or similar Liens arising in the ordinary course of business (the foregoing Liens in clauses (i) through (v), “Permitted Liens”). All such property and assets are in all material respects in operating condition, ordinary wear and tear and deferred maintenance excepted.

(b) The Company is in compliance in all material respects with the terms of all leases of tangible properties to which it is a party. All such material leases are in full force and effect, and the Company enjoys in all material respects peaceful and undisturbed possession under all such material leases.

(c) The Company does not own any real property.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company Intellectual Property: (i) all registered Trademarks, applications to register Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all material Copyrights, whether registered or unregistered; (iv) all domain names; and (v) all social media pages used by the Company, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number.

(b) Section 4.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts in effect as of the date hereof (i) under which the Company uses or has the right to use any Licensed Company Intellectual Property, other than non-material software licenses from third-party software providers and related services Contracts for commercially available software, and other than those under which the Company has continuing minimum payment obligations or costs below $100,000 per year or that may be canceled without material liability upon notice of 90 days or less or (ii) under which the Company has licensed to others the right to use any Company Intellectual Property (in each case specifying the parties to the Contract), other than standard, non-exclusive, non-material customer, developer and reseller licenses entered into in the ordinary course of the Company’s business (such Contracts, the “Company Intellectual Property Contracts”).

(c) The Company owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, royalty obligations, restrictions or other obligations arising under any of the Company Intellectual Property Contracts, and (iii) Liens that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

(d) The Company has taken commercially reasonable and appropriate steps to protect and preserve the confidentiality of its Trade Secrets that comprise any material part of the Company Intellectual Property. The Company is not party to any Legal Proceeding alleging any misappropriation, infringement or violation of Owned Company Intellectual Property, and, other than as disclosed in Section 4.13(d) of the Company Disclosure Schedule, within the two years immediately prior to the date hereof, the Company has not sent any writing or other notice claiming any such misappropriation, infringement or violation (including by “invitations” to take licenses to any such Owned Company Intellectual Property).

(e) The Company is not in any material respect infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person, and to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f) No current or former employee of the Company owns any right, title or interest in or to any material Owned Company Intellectual Property other than with respect to rights that are not assignable under applicable law. All Company Intellectual Property developed and owned or purported to be owned by the Company was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such developed and owned Company Intellectual Property to Company to the extent that such rights are assignable under applicable law.

(g) To the Knowledge of the Company, the Owned Company Intellectual Property, together with the Licensed Company Intellectual Property, constitutes all the Intellectual Property that is necessary for the conduct of the business of the Company as conducted as of the date of this Agreement, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Compliance with laws; Permits.

(a) The Company is in possession of all authorizations, licenses, permits, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for it to own, lease and operate its properties and to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date of this Agreement and substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all material Company Permits are, in all material respects, valid and in full force and effect.

(b) The Company is, in all material respects, not in violation of and has, in all material respects, not been in violation of since January 1, 2010 of, any laws or Company Permits applicable to the Company, its business or by which any property or asset of the Company is bound. No representation or warranty is made in this Section 4.14 with respect to (a) compliance with the Exchange Act, (b) applicable laws with respect to Taxes, (c) ERISA and other employee benefit-related matters, or (d) compliance as represented in Section 4.20.

Section 4.15 Taxes. Except as set forth in Section 4.15 of the Company Disclosure Schedule:

(a) The Company has timely filed, or will timely file or cause to be filed (in each case, taking into account any extensions of time in which to file), all required material Tax Returns with the appropriate Governmental Entity. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by the Company on or before the date of this Agreement (whether or not shown on any Tax Returns) have been paid or are being contested in good faith. Section 4.15(a) of the Company Disclosure Schedule identifies all of the Company’s currently open extensions of time to file any material Tax Return.

(b) The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(c) The unpaid Taxes of the Company did not, as of the dates of the Financial Statements, materially exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements.

(d) No deficiency for any material Taxes has been asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company, except to the extent that such Taxes are being contested in good faith and for which the Company has set aside adequate reserves in accordance with GAAP. The Company has delivered or made available to Parent and Purchaser complete and accurate copies of federal income Tax Returns and other material Tax Returns of the Company for Tax periods ended on or after December 31, 2009, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2009, with respect to Taxes of any type. The Company has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) No audit or other examination, claim, investigation, administrative or court proceeding by any Governmental Entity against or with respect to any material Taxes of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, claim, investigation or proceeding.

(f) There are no Liens for material Taxes upon the assets of the Company (other than with respect to Liens for Taxes not yet due and payable).

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(i) The Company does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.

(j) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business).

(k) The Company has not agreed to and is not required to make any material adjustments for any taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method.

(l) The amount and nature of the tax attributes of the Company (including net operating loss, capital loss and tax credit carryovers) reported in the Company’s most recent annual report on Form 10-K filed with the SEC is true and correct in all material respects as of the end of the Company’s most recent taxable year described therein, and no transaction has occurred since the end of the period covered in such annual report that has materially reduced any such tax attributes other than in the ordinary course of business. The Company is not aware of any other material limitations on its ability to utilize such attributes under Sections 382 and 383 of the Code and comparable provisions of state, local and foreign Tax law, if any, other than as described in the Company SEC Documents and by reason of the effect of the Transactions.

(m) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(n) The Company has not participated in a transaction constituting a reportable transaction as set forth in Treasury Regulation Section 1.6011-4(b)(3) – (6).

Section 4.16 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.17 Information in the Offer Documents, Schedule 13E-3 and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein. The Schedule 13E-3 will comply as to form in all material respects with the provisions of Rule 13e-3 promulgated under the Exchange Act and any other applicable federal securities laws and will not when first filed with the SEC or upon the filing of any amendments thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 13E-3 based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 4.18 Opinion of Financial Advisor. The Company Board of Directors and a committee thereof have received an opinion (the “Fairness Option”) of Lazard Middle Market LLC, to the effect that, as of the date of such opinion, and based on the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Offer and the Merger, taken together, by the holders of the Common Stock (other than Parent Sponsor, Parent, Purchaser, and their respective affiliates) is fair, from a financial point of view, to such holders.

Section 4.19 Insurance. The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance and the size and business of the Company) and a list of all such policies is set forth on Section 4.19 of the Company Disclosure Schedule. As of the date of this Agreement, all such policies are in full force and effect, are, in the opinion as of the date hereof of management of the Company, sufficient to cover, in all material respects, the Company and its business as presently conducted, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 4.20 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or disposed of on, at, under or from any Company Property and, other than in compliance with applicable Environmental laws and under circumstances that would not reasonably be expected to give rise to any liabilities under any Environmental laws, there has been no Release of Hazardous Materials on or at any Company Property, (ii) the Company is in compliance, and during the past five years has complied, with all applicable Environmental laws and the requirements of any Company Permits issued under such Environmental laws, (iii) there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any Company Property, and the Company is not subject to any order, settlement or agreement by or with any Governmental Entity or third party imposing any liability, responsibility, or uncompleted or unresolved requirement with respect to any Environmental Claim, (iv) there are no facts or circumstances, conditions or occurrences regarding the current or former business, assets or operations of the Company or any Company Property that reasonably could be anticipated to form the basis of an Environmental Claim against the Company or any Company Property, and (iv) the Company has not exposed any employee or any third party to Hazardous Materials in violation of any Environmental law.

Section 4.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Middle Market LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company. The total of the fees incurred by the Company after February 15, 2013 through the Closing that are payable by the Company to Lazard Middle Market LLC and are for legal fees incurred during such period by the Company for the Offer, the Merger and the Transactions is estimated not to exceed, and will not exceed, $1.1 Million in the aggregate; provided, however, fees shall not be included in, and shall not count against, such total if such fees relate to or arise from any Acquisition Proposal other than the Offer and the Merger or relate to or arise from any threatened or commenced litigation involving the Company or its directors, officers, employees or other Representatives relating to the Transactions or to any Acquisition Proposal.

Section 4.22 Actions Under Rights Plan; Settlement Agreement; Takeover Statutes.

(a) The Company Board of Directors has taken all necessary action so that (i) none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger or any other Transaction (including the transfer of Shares from Parent to Purchaser) will result in (A) Parent or Purchaser or any of their affiliates being deemed to be an Acquiring Person (as defined in the Rights Plan), (B) the occurrence of a Triggering Event (as defined in the Rights Plan), or (C) the distribution of Rights Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock, and (ii) the Rights Plan will expire pursuant to the terms of the Rights Plan, as amended, at the Effective Time.

(b) The Company Board of Directors has taken all necessary action to suspend any and all restrictions on Parent Sponsor, Parent or Purchaser contained in the standstill provisions set forth in Section 4 of that certain Amended and Restated Agreement dated August 23, 2011, by and among the Company, Parent and Parent Sponsor (the “Settlement Agreement”) to the extent necessary to allow the performance by Parent Sponsor, Parent and Purchaser of their obligations hereunder for the consummation by Purchaser of the Offer, the Merger and any other Transaction (including the transfer of Shares from Parent to Purchaser) so long as this Agreement has not been terminated.

(c) Assuming the accuracy of and adherence to the representations, warranties and covenants set forth in Section 5.7, no further action is required by the Company Board of Directors (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Merger, the Top-Up Option and the other Transactions (including the transfer of Shares from Parent to Purchaser) the restrictions on (i) a “control share acquisition” (as defined in Section 011 of the MBCA) set forth in Section 671 of the MBCA, and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 011 of the MBCA) set forth in Section 673 of the MBCA, and, accordingly, none of the foregoing sections or any other antitakeover provision of Minnesota law applies to such Transactions, other than Chapter 80B of the Minnesota Statutes.

Section 4.23 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the Transactions.

Section 4.24 Labor Matters

(a) (i) The Company is not a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company, (iii) no Collective Bargaining Agreement is being negotiated by the Company, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company.

(b) The Company has complied in all material respects with applicable laws and judgment, injunction, order or decree with respect to hiring, employment, termination of employment (including but not limited to applicable laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and collective bargaining).

(c) The Company has withheld all amounts required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not materially liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of law.

Section 4.25 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between the Company, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.25 of the Company Disclosure Schedule and (c) as disclosed in the Company SEC Documents filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any affiliate (including any director or officer) thereof, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 4.26 Certain Business Practices. Neither the Company nor, to the Knowledge of the Company as of the date hereof, any of its directors, executives, representatives, agents or employees in authorized services performed for the Company (a) has used or is using any Company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any Company funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of Company monies or other Company properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a limited liability company, duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite limited liability power and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions. Purchaser is a corporation, duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary limited liability company or corporate power, as the case may be, and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of Parent and Purchaser, including approval and adoption of this Agreement by Parent in its capacity as sole shareholder of Purchaser and no other limited liability company or corporate proceedings, as the case may be, on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, or any other Transactions, subject only to the filing of the Certificate of Merger pursuant to the MBCA. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the accuracy of the representations and warranties of the Company in Section 4.22, the execution, delivery and performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions and the compliance by Parent and Purchaser with the provisions of this Agreement will not (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require any filing by Parent or Purchaser with, or the authorization, consent or approval of, any Governmental Entity, except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, and (C) the filing with the SEC of the Schedule TO and Schedule 13E-3, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their respective properties or assets; except where (x) any failure to obtain such authorizations, consents or approvals, (y) any failure to make such filings, or (z) any such violations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Information in the Proxy Statement. None of the information supplied or to be supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders or at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Information in the Offer Documents, Schedule 13E-3 and Registration Statement.

(a) The Offer Documents (and any amendment thereof or supplement thereto) will not when filed with the SEC or at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date first filed with the SEC or upon the filing of any amendments thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(c) The registration statement filed under Chapter 80B of the Minnesota Statutes (and any amendment thereof or supplement thereto) will not when filed with the Commissioner of Commerce of the State of Minnesota or at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in such registration statement. The registration statement filed under Chapter 80B of the Minnesota Statutes will comply as to form in all material respects with applicable provisions of Minnesota law and the rules and regulations thereunder.

Section 5.7 Ownership of Company Capital Stock. Except as disclosed in any filing with the SEC by Parent or any of its affiliates, Parent nor Purchaser beneficially owns, or at any time during the last four years has beneficially owned, any Shares or any Equity Interest in the Company and during such period has continuously been the beneficial owner of 10% or more of the voting power of the Company’s issued and outstanding shares.

Section 5.8 Sufficient Funds. Parent and Purchaser will, at the Acceptance Time and at the Effective Time, have cash and cash equivalents and available sources of credit, sufficient to consummate the Transactions and to perform their respective obligations under this Agreement. The performance guaranty obligations contained in Section 10.15 are in full force and effect and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or Parent Sponsor under any term or condition of such performance guaranty obligations.

Section 5.9 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions. As of the date of this Agreement and at all times prior to and as of the Effective Time, all of the outstanding capital stock of Purchaser is and will be owned directly by Parent. As of the date of this Agreement and the Effective Time, Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities other than as contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly required or otherwise contemplated by this Agreement, as consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), or due to a third-party becoming an “acquiring person” under the Rights Plan (other than due to an acquisition resulting from a material breach by the Company of Section 6.3), from the date of this Agreement until the earlier of (A) the valid termination of this Agreement in accordance with ARTICLE IX and (B) the Acceptance Time, the Company shall (X) conduct its business in the ordinary course of business consistent with past practices, and (Y) use its commercially reasonable efforts, consistent with past practices, to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and current relationships of the Company with customers, suppliers and other Persons whom the Company has significant business relations. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly required or otherwise contemplated pursuant to this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), or due to a third-party becoming an “acquiring person” under the Rights Plan (other than due to an acquisition resulting from a material breach by the Company of Section 6.3), from the date of this Agreement until the earlier of (x) the valid termination of this Agreement in accordance with ARTICLE IX and (y) the Acceptance Time, the Company shall not:

(a) amend the Company Governing Documents or amend the terms of any outstanding security of the Company;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or other Equity Interest, or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, other Equity Interests or other securities;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock, or declare any record date therefor;

(d) enter into any agreement with respect to the voting of its capital stock or other Equity Interests;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of capital stock or Equity Interests, except redemptions, purchases or acquisitions of Equity Interests pursuant to tax withholdings or exercises under the Company Stock Plan;

(f) issue, sell, pledge, deliver, transfer, dispose of or encumber or agree to issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, Company Restricted Stock or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or Equity Interests, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than: (i) the issuance of Shares pursuant to the exercise of Company Options outstanding on the date of this Agreement in accordance with their terms in effect on the date hereof or as contemplated by this Agreement, (ii) as required to comply with Benefit Plans or Contracts as in effect on the date of this Agreement (including but not limited to the Garritan Stock Purchase Agreement) on the terms in effect on the date hereof or as contemplated by this Agreement, and (iii) as required by law;

(g) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or any business or division thereof);

(h) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) in the ordinary course of business, and (ii) dispositions of equipment and property no longer used in the operation of the business;

(i) redeem, repurchase, prepay, defease, discharge, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money (including accounts payable) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) borrowings pursuant to existing credit facilities as in effect on the date hereof and not in excess of $50,000, (B) business expense advances in the ordinary course of business to employees of the Company and (C) accounts payable on a timely basis in the ordinary course consistent with past practice;

(j) make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors or employees, or enter into or amend any employment, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement with any such officer, director or employee, or make any loans to any of its officers, directors or employees, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such officer, director or employee pursuant to a Benefit Plan or otherwise, except in any such case (i) in connection with the hiring, in the ordinary course of business, of new employees who are not directors or executive officers, (ii) in connection with the promotion or annual performance review, in the ordinary course of business, of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion), (iii) as required to comply with Benefit Plans or Contracts as in effect on the date of this Agreement, and (iv) as required by law; and provided, that the Company will, effective at, or, at the election of Parent, prior to or immediately before the Effective Time, cause the Benefit Plans to be amended for the purpose of permitting such Benefit Plans to continue to operate in conformity with ERISA, the Code and other applicable laws subsequent to the Effective Time, and will take all action required to terminate the Company Stock Plan, it being understood that the holders of all Company Options and Company Restricted Stock outstanding at the Effective Time will receive the cash payments contemplated by Section 3.4 of this Agreement;

(k) (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee of the Company or pay or agree to pay or make any accrual or arrangement for payment to any such officer, director or employee of any amount relating to unused paid time off; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer or employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, other than (x) in the ordinary course of business, (y) as required to comply with Benefit Plans, Contracts or Company policy as in effect on the date of this Agreement, and (z) as required by applicable law;

(l) settle, release, waive or compromise any pending or threatened material Legal Proceeding (A) for an amount in excess of $50,000 individually or $100,000 in the aggregate, and (B) that entails the incurrence of (1) any obligation (other than the payment of money) to be performed by the Company following the Effective Time that is, individually or in the aggregate, material to the Company or (2) obligations that would impose any material restrictions on the business or operations of the Company;

(m) except as announced prior to the date of this Agreement, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations consistent with past practices;

(n) enter into any Contract that limits or otherwise restricts the Company, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereof from engaging or competing in any line of business or in any location;

(o) (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(p) change any of its accounting methods in a manner that materially affects its assets, liabilities or business, except for such changes required by GAAP or SEC Regulation S-X;

(q) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(r) other than in the ordinary course of business, (A) acquire (by merger, consolidation, acquisition, license or otherwise) any other Person or any material equity interest therein or assets thereof in excess of $50,000 individually or $100,000 in the aggregate or (B) dispose of any material properties or assets of the Company;

(s) (A) enter into any agreement for any capital expenditures, as calculated in accordance with GAAP, other than (i) as set forth in the Company Disclosure Schedule, (ii) as is in the ordinary course of business, consistent with past practice, and does not exceed $50,000 individually or $100,000 in the aggregate, or (iii) on an emergency basis, or (B) sell, pledge, dispose of, abandon, transfer, lease, sublease, assign, license, guarantee or encumber, or authorize the sale, pledge, disposition, abandonment, transfer, lease, sublease, license, guarantee or encumbrance of, any property, rights or assets (tangible or intangible) of the Company having a current value in excess of $50,000 individually or $100,000 in the aggregate or any material Company Intellectual Property (other than sales of non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice and other than Permitted Liens);

(t) (A) enter into, terminate or materially amend or modify any Contract to which the Company is obligated to pay or incur an obligation of more than $100,000 in any year, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under, any such Contract, or (C) enter into any lease which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(u) waive any rights under or amend the Rights Plan, except as expressly contemplated by this Agreement;

(v) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement, other than the Rights Plan;

(w) fail to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(x) grant any Lien on any of its assets, other than Permitted Liens;

(y) change its fiscal year;

(z) enter into any new line of business outside of its existing business;

(aa) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any conditions to the Merger set forth in Article IX not being satisfied; or

(bb) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, (i) no consent of Parent or Purchaser will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable law, and (ii) the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its own business operations.

Section 6.2 Settlement Agreement. The Company hereby agrees to suspend any and all restrictions on Parent Sponsor, Parent or Purchaser contained in the standstill provisions set forth in Section 4 of the Settlement Agreement to the extent necessary to allow the performance by Parent Sponsor, Parent, and Purchaser of their obligations hereunder for the consummation by Purchaser of the Offer, the Merger, and any other Transactions (including the transfer of Shares from Parent to Purchaser), which suspension shall continue so long as this Agreement has not been terminated.

Section 6.3 No Solicitation; Unsolicited Proposals.

(a) Subject to the terms of this Section 6.3, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not and shall not authorize or to the Knowledge of the Company permit any officer, director, employee, investment banker, financial advisor, attorney, broker, accountant or other agent or representative (collectively, with respect to any Person, such Person’s “Representatives”) to, (i) solicit, initiate, propose or intentionally or knowingly induce, encourage or facilitate (including by way of furnishing non-public information) any inquiries relating to, or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage, continue or otherwise participate in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or afford access to the properties, assets, books or records or employees of the Company to, any Person or “group” (as defined under Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to, or with the intention to induce, encourage or assist the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or recommend an Acquisition Proposal, (iv) grant any waiver or release under any antitakeover provisions of Minnesota law (including Sections 671 and 673 of the MBCA) for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board of Directors or any member thereof), (v) approve, endorse or recommend an Acquisition Proposal or any proposal or offer that based on the advice of counsel could reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar Contract contemplating or otherwise relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the Transactions. The Company shall, and shall cause the Company’s Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company or its Representatives with respect to an Acquisition Proposal or Acquisition Transaction, and promptly thereafter, deliver a written notice to each such Person, and to any other Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal (which confidentiality agreement is still in effect as of the date of this Agreement), to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company in accordance with the terms of the applicable confidentiality agreement with such Person.

(b) Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, if, at any time prior to the Acceptance Time, (i) the Company receives an unsolicited, written Acquisition Proposal from a Third Party under circumstances in which the Company and its Representatives have complied with the Company’s obligations under Section 6.3(a) and (ii) the Company Board of Directors, or a committee thereof, determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal is, or reasonably could lead to, a Superior Proposal and (after consultation with the Company’s legal counsel) that failure to take any of the actions set forth below with respect to such Superior Proposal could reasonably be considered inconsistent with the directors’ fiduciary duties under applicable laws, the Company may, subject to providing Parent prior written notice (which notice shall contain a statement to the effect that the Company Board of Directors or such committee thereof has made the determination required by this Section 6.3(b) and the Company intends to take one or more of the actions provided in Section

6.3(a)), (x) participate or engage in any discussions or negotiations with (including by requesting that such Third Party amend the terms of its Acquisition Proposal so that it may be a Superior Proposal), (y) disclose or provide any public or non-public information or data relating to the Company to, or afford access to the properties, assets, books or records or Representatives of the Company to, any such Third Party and any potential financing sources of such Third Party, provided that the provision of any non-public information or data to such Third Party is pursuant to a confidentiality agreement and a copy of any such non-public information or data is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent, and (z) grant a limited waiver or release to any Person subject to a “standstill” agreement with the Company for the sole purpose of submitting such a written Acquisition Proposal.

(c) In addition to any notice obligations contemplated by Section 6.3(b), the Company shall as promptly as practicable (and in any event within 48 hours) notify Parent of any Acquisition Proposal, that the Company receives or of any request for information or inquiry that the Company receives and the Company Board of Directors, or a committee thereof, determines in good faith could reasonably lead to an Acquisition Proposal, which notification shall include, (i) the material terms and conditions of such Acquisition Proposal, request or inquiry and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry (unless disclosure of such identity would result in the breach of a Contract between the Company and the Person making (or whose affiliate is making) the Acquisition Proposal, request or inquiry). The Company shall keep Parent informed on a reasonably current basis (but in any event within 36 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. Without limiting the generality of the foregoing, the Company shall, unless prevented by confidentiality requirements, provide to Parent, as soon as practicable and in any event within 36 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) provided to the Company, or any of its Representatives by such Person or group of Persons making any such Acquisition Proposal, request or inquiry.

Section 6.4 Board Recommendation.

(a) Subject to the provisions of Section 6.4(c), the Company Board of Directors shall (i) recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary under applicable law, approve and adopt this Agreement in accordance with the provisions of the MBCA (the “Company Recommendation”), and (ii) include the Company Recommendation in the Schedule 14D-9, Schedule 13E-3 and permit Parent to include the Company Recommendation in the Offer Documents.

(b) Subject to the provisions of Section 6.4(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, modify amend or qualify in any manner adverse to Parent or Purchaser (including by virtue of disclosure in the Schedule 14D-9, Schedule 13E-3 or any amendment thereto), or publicly propose to withhold, withdraw, amend, qualify or modify in any manner adverse to Parent or Purchaser, the Company Recommendation, (ii) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (iii) (A) fail to publicly recommend against, or in lieu thereof publicly recommend a stop-look-and-listen position with respect to, any Acquisition Proposal and (B) fail to publicly reaffirm the Company Recommendation, within 7 Business Days after Parent reasonably requests in writing that the Company publicly reaffirm the Company Recommendation; (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within 7 Business Days after the commencement of such Acquisition Proposal, (v) fail to include the Company Recommendation in the Schedule 14D-9, Schedule 13E-3 or the Proxy Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal other than a confidentiality agreement as contemplated by Section 6.3 (any action described in clauses (i) through (vi), a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors, or a committee thereof, may terminate this Agreement and effect a Company Change in Recommendation at any time prior to the receipt of approval of the Company’s shareholders of the Merger, if (A) the Company Board of Directors, or any committee thereof, has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be considered inconsistent with the directors’ fiduciary duties under applicable laws, (B) the Company Board, or any committee thereof, shall have determined in good faith, based on information then available and after consultation with its legal and financial advisors, that such bona fide, unsolicited written Acquisition Proposal (which Acquisition Proposal does not arise out of any breach of Section 6.3(a)) constitutes a Superior Proposal, provided that the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, and copies of all relevant documents relating to such Superior Proposal that are not subject to confidentiality requirements, including identifying the Person making such Superior Proposal, and including a written statement of the reasons of the Company Board of Directors, or any committee thereof, for proposing to effect such Recommendation Change, which Notice of Recommendation shall be provided at least four Business Days in advance of making the Company Change in Recommendation (the “Notice Period”), and (C) the Company Board of Directors or any committee thereof shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement pursuant to the terms set forth below, that the failure to effect a Company Change in Recommendation (i) could reasonably still be considered inconsistent with the directors’ fiduciary duties under applicable laws, and (ii) the Acquisition Proposal still constitutes a Superior Proposal. In addition, if requested by Parent, the Company shall have negotiated in good faith with Parent and Parent’s Representatives during the Notice Period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal (provided, however, that any such changes shall not include any conditions that restrict the Company from disclosing the terms of such changes to the party that has made a Superior Proposal), and: (x) the Company Board of Directors, or any committee thereof, shall have considered in good faith (after consultation with the Company’s legal and financial advisors) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; and (y) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the Notice Period shall have recommenced.

(d) Notwithstanding anything to the contrary in this Section 6.4, the Company shall not be entitled to enter into any Contract (other than a confidentiality agreement as contemplated by Section 6.3(b)) with respect to a Superior Proposal enforceable against the Company unless and until this Agreement has been or concurrently is being terminated pursuant to Section 9.1.

(e) Nothing in this Agreement shall prohibit the Company Board of Directors (or any committee thereof) from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Change in Recommendation unless the Company Board of Directors (or any committee thereof) publicly (A) recommends against, or in lieu thereof publicly recommends a stop-look-and-listen position with respect to, any Acquisition Proposal and (B) reaffirms the Company Recommendation, within 7 Business Days after Parent reasonably requests in writing that the Company publicly reaffirm the Company Recommendation and (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. It is understood and agreed that a “stop-look-and-listen communication” is not itself a Company Change in Recommendation under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access.

(a) Subject to applicable law and except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall (i) upon reasonable prior notice, give Parent, Purchaser and their Representatives reasonable access during normal business hours to the Company Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company, provided such access does not interfere with the Company’s business and operations, (ii) furnish Parent, Purchaser and their Representatives on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Contracts as Parent and Purchaser may from time to time reasonably request, and (iii) use commercially reasonable efforts to make available at all reasonable times during normal business hours to Representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. In addition, the Company shall furnish promptly to Parent (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity and (y) the internal or external reports prepared by it in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel.

(b) Parent and Purchaser shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Confidentiality Agreement, dated October 26, 2012, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) No investigation heretofore conducted or conducted pursuant to this Section 7.1 shall affect any representation or warranty made by the parties hereunder or any conditions to the obligations of the parties hereunder or any condition or requirement set forth in Annex I.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would, in the Company’s good faith opinion, (i) violate any of the Company’s obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any Company Contract, provided the Company shall have used reasonable commercial efforts to obtain the consent of such third party to such access or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent, (ii) jeopardize the attorney-client or other privileges of the Company or (ii) breach, contravene or violate any applicable law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other antitrust or competition law).

Section 7.2 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Purchaser shall (i) make or cause to be made the applications or filings required to be made by Parent, Purchaser, their respective Subsidiaries or the Company under or with respect to any applicable laws (including Chapter 80B of the Minnesota Statutes) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions (and, in accordance with Section 10.3, pay any fees due in connection with such applications or filings) as promptly as is reasonably practicable, (ii) use its commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Purchaser, their respective Subsidiaries, or the Company, or avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (C) obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the Transactions, (D) comply at the earliest practicable date with any request under or with respect to any applicable laws for additional information, documents or other materials received by Parent, its Subsidiaries or the Company from any Governmental Entity in connection with such applications or filings or the Transactions and (iii) use commercially reasonable efforts to coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (x) any filing under or with respect to any applicable laws and (y) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent fee, “profit sharing” payment or other consideration (including increased rent or other payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor, licensor or other party under any Contract and the Company shall not prior to the Effective Time commit to any concession, waiver or amendment under any Contract or pay any consent fee, “profit sharing” payment or other consideration (including increased rent or other payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor, licensor or other party under any Contract without the written consent of Parent.

(b) Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions; provided, however, that material may be redacted (x) as necessary to comply with the obligations of the Company pursuant to its Contracts, and (y) as necessary to address attorney-client or other privileges or confidentiality concerns. Any party may, as it deems advisable or necessary, reasonably designate any competitively sensitive material provided to any other party under this Agreement as “for outside counsel only” or “for special access only.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient or other Persons agreed to in writing by the disclosing party and will be subject to such additional confidentiality restrictions as the party disclosing such information shall reasonably require.

(c) Each of the parties shall give prompt notice to the other parties hereto of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, and shall promptly notify the other parties of any pending or, to the Knowledge of such party, any threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Parent, Purchaser or any affiliate of Parent or Purchaser to own or operate all or any portion of the businesses or assets of the Company. The Company shall give Parent the reasonable opportunity to consult with the Company regarding the defense or settlement of any shareholder litigation relating to the foregoing. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines will adversely affect the Company’s or any other Person’s attorney client or other privilege with respect to such information.

(d) If any administrative or judicial action or proceeding is instituted or threatened to be instituted by a Governmental Entity challenging the Transactions as violative of law, each of the Company, Parent and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company, Parent and Purchaser otherwise may agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

Section 7.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transactions without the prior consent of the other party, unless such party determines, after consultation with legal counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transaction, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transactions shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.3 or Section 6.4.

Section 7.4 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company to the current and former directors and officers of the Company (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as directors or officers occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions under the Company Charter and Company Bylaws as in effect on the date of this Agreement; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) The Surviving Corporation shall advance expenses (including reasonable legal fees) incurred in the defense of any claim, action, suit, proceeding or investigation in respect of any matters subject to indemnification pursuant to Section 7.4(a) pursuant to the procedures set forth, and to the extent permitted by the Company Charter and Company Bylaws as in effect on the date of this Agreement; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the applicable provisions of the MBCA, to repay such advanced expenses if it ultimately is determined that such Person is not entitled to indemnification.

(c) For a period of six years after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liability or limitation of liability of Covered Persons for periods prior to and including the Effective Time than are set forth in the Company Charter and Company Bylaws, as the case may be, as set forth in such documents as in effect on the date of this Agreement.

(d) The Company shall purchase at or prior to the Effective Time, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the immediately preceding sentence, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 150% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 150% of the aggregate annual amount currently paid by the Company for such coverage.

(e) In the event Parent or the Surviving Corporation, or any successor or assign of Parent or Surviving Corporation, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity arising out of such consolidation or merger or (ii) transfers all or substantially all of its assets to any other Person, then and in each such case proper provision shall be made so that the continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.4. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any party hereto is entitled to indemnification hereunder, whether pursuant to law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.4 is not prior to, or in substitution for, any such claims under any such policies.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.4, and this Section 7.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 7.5 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Shares and the Company Options.

Section 7.6 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7 Employee Benefits Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation or any of its subsidiaries. Subject to the immediately preceding sentence, in the case of each individual who is an employee of the Surviving Corporation or any of its subsidiaries immediately following the Effective Time and who was an employee of the Company immediately before the Effective Time (the “Continuing Employees”), Parent will recognize, and will cause the Surviving Corporation and its subsidiaries to recognize, such Continuing Employee’s continuous service with the Company or any of its affiliates before or after the Effective Time, to the extent recognized by the Company as service with the Company, for purposes of determining eligibility and vesting, including for purposes of determining entitlement to vacation, severance pay, and accrual of retirement benefits, under each employee benefit plan that Parent, the Surviving Corporation or any of their respective subsidiaries provides to such employee after the Effective Time.

(b) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its successors to satisfy and honor in accordance with their terms as in effect on the date hereof each of the employment agreements, executive severance or change-in-control agreements and other employment-related arrangements (the “Employment Obligations”) listed in Section 7.7(b) of the Company Disclosure Schedule. Except as otherwise indicated in Section 7.7(b) of the Company Disclosure Schedule, neither Parent nor the Surviving Corporation or any of its successors shall modify, terminate or otherwise change any such Employment Obligations without the express written consent of the recipient or participant, except to the extent that Employment Obligation permits modifications without express written consent. Parent, the Surviving Corporation and its successors shall pay when due any amount payable under such Employment Obligations to the extent not paid by the Company prior to or as of the Effective Time. Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Employment Obligations.

(c) Intentionally omitted

(d) For a period of twelve months following the Effective Time (the “Continuation Period”), Parent will, or will cause the Surviving Corporation and its successors to, continue providing to each Continuing Employee compensation and Benefit Plans that, in the aggregate, and not on an individual-employee basis, are substantially no less favorable to such Continuing Employee than what was in effect on the date hereof; provided, that Parent shall not be obligated to continue the Company Stock Plan and may, in its sole discretion, replace the Company Stock Plan with such other incentive, bonus or equity participation plan as it determines. If, following the Continuation Period, Parent, the Surviving Corporation or any successor terminates any of the Benefit Plans, Parent shall and shall cause the Surviving Corporation and its successors to take the following actions, to the extent applicable:

(i) provide that each Continuing Employee shall have the use of amounts, if any, in their flexible spending accounts held by the Surviving Corporation or its successors;

(ii) in the case of a terminated Benefit Plan that is an employee welfare benefit plan, extend participation to Continuing Employees and their dependents and beneficiaries in a corresponding employee welfare benefit plan, if any, maintained by Parent, the Surviving Corporation or any of its successors, and use reasonable best efforts to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries to the extent permissible under the terms of such plan and applicable law, but only to the extent that such limitations would not have been applicable had the Benefit Plan not terminated, and (B) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under the corresponding Benefit Plan prior to the date in the calendar year in which the plan termination occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements and any annual and lifetime maximums to the extent permissible under the terms of such plan and applicable law.

(e) This Section 7.7 is not intended to, and shall not, amend any Benefit Plans or any employee benefit plans, programs or arrangements of Parent or its affiliates.

Section 7.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a) This Agreement shall have been approved and adopted by the holders of a majority of the then-outstanding Shares, if required by applicable law.

(b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

(c) Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement).

Section 8.2 Failure of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 8.1 to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts to consummate the Merger and the other Transactions.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated and the Transactions (including the Offer and Merger) may be abandoned at any time before the Acceptance Time:

(i) by either Parent (by action authorized by the Parent’s governing body) or the Company (by action authorized by the Company Board of Directors or a committee thereof):

(1) Intentionally omitted

(2) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(2) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer prior to the Outside Date or that is in material breach of this Agreement;

(ii) by Parent, if (1) the Company Board of Directors, or a committee thereof, shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.4), (2) the Company failed to include in the Proxy Statement, Schedule 13E-3 or the Schedule 14D-9, in each case, when mailed, the Company Recommendation, (3) following the public disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (4) below), the Company Board of Directors shall have failed to publicly (A) recommend against, or in lieu thereof publicly recommend a stop-look-and-listen position with respect to, such Acquisition Proposal and (B) reaffirm the Company Recommendation within 7 Business Days after Parent reasonably requests in writing that the Company publicly reaffirm the Company Recommendation, or (4) a tender or exchange offer for Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within 7 Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company’s shareholders reject such Acquisition Proposal and not tender any shares of Common Stock into such tender or exchange offer, or (5) a breach of Section 6.3 or Section 6.4;

(iii) by the Company, concurrently with the entering into of a definitive agreement with respect to a Superior Proposal, provided that (1) the Company has not materially breached the terms of Section 6.3 or Section 6.4 in connection with such Superior Proposal, (2) subject to the terms of this Agreement, the Company Board of Directors, or a committee thereof, effects a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 6.4(c) and authorizes the Company to enter into a definitive agreement for such Superior Proposal, (3) with respect to termination in connection with a Superior Proposal, the Company enters into a definitive agreement to effect such Superior Proposal promptly following or concurrently with the termination of this Agreement and (iv) concurrently with the termination of this Agreement pursuant to Section 9.1(a)(iii), the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 9.2(b);

(iv) by Parent, in the event that (i) Parent and Purchaser are not in breach of any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in clauses (ii) or (iii) of paragraph (2) of Annex I would not be satisfied and shall have failed to cure such breach within 15 Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a)(iv) in respect of the breach set forth in any such written notice (x) at any time during such 15 Business Day period, and (y) at any time after such 15 Business Day period if the Company shall have cured such breach during such 15 Business Day period);

(v) by the Company, in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Purchaser shall have breached any of its representations, warranties or covenants under this Agreement (which breach would or would reasonably be expected to individually or in the aggregate, have a Parent Material Adverse Effect) and shall have failed to cure such breach within 15 Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a)(v) in respect of the breach set forth in any such written notice (A) at any time during such 15 Business Day period, and (B) at any time after such 15 Business Day period if Parent and Purchaser shall have cured such breach during such 15 Business Day period).

(b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

(i) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions (including the Offer, Top-Up Option or the Merger), and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party whose actions in breach of this Agreement or failure to take action in breach of this Agreement was the principal cause of, or resulted in, the issuance of such order, decree or ruling; or

(ii) by mutual written consent of Parent and the Company, duly authorized by the Company Board of Directors (or a committee thereof), and Parent’s governing body.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation whatsoever on the part of Parent, Purchaser or the Company, except (i) in respect of the provisions of this Section 9.2 and ARTICLE X, which provisions shall survive and remain in full force and effect, and (ii) nothing in this Agreement shall relieve any party from liability for intentional fraud or for any willful and wrongful material breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.

(b) In the event that (i) this Agreement is validly terminated pursuant to Section 9.1 (a)(i)(2), Section 9.1(a)(ii)(5) or Section 9.1(a)(iv), (ii) at or prior to the time of the termination of this Agreement, there shall have been publicly disclosed an Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn prior to the time of the event giving rise to the termination of this Agreement, and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Transaction or an Acquisition Transaction is consummated, then, in any such case, the Company shall pay to Parent $400,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such transaction is consummated.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(a)(iii), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(a)(ii)(1),(2), (3) or (4), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand.

(e) Notwithstanding any other provision of this Agreement, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any Taxes on any payment under this Section 9.2.

(f) Each of Parent and Purchaser acknowledges and agrees that in the event Parent is entitled to receive the Company Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of the Parent’s and Purchaser’s sole and exclusive remedy for any termination of this Agreement regardless of the circumstances giving rise to such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modification; Waiver.

(a) This Agreement may be amended by the parties hereto by action taken by their respective boards of directors or other governing bodies at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement by the shareholders of the Company, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth in this Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of any of the parties that by its terms contemplates performance after the Effective Time.

Section 10.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees, costs and expenses.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile, electronic mail or other electronic transmission (notice deemed given upon electronic confirmation of receipt by the recipient to the facsimile or electronic mail address of the sender) or sent by a nationally recognized overnight courier service, such as Federal Express or UPS (notice deemed given upon receipt by sender of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser, Parent or Parent Sponsor, to:

LaunchEquity Partners, LLC

4230 N. Oakland Avenue #317

Shorewood, WI 53211-2042

Telephone: (414) 390-8221

Fax: (414) 390-6127

E-mail: astephens@launchequity.com

Attention: Andrew C. Stephens

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Telephone: (212) 451-2300

Fax: (212) 451-2222

Attention: Steven Wolosky

E-mail: swolosky@olshanlaw.com

and

(b)	if to the Company, to:

MakeMusic, Inc.

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota 55344

Telephone: (952) 937-9611

Fax: (952) 906-3617

Attention: Karen VanDerBosch

E-mail: kvanderbosch@makemusic.com

with copies (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Telephone: 612-492-7000

Fax: 612-492-7700

Attention: David Grorud

E-mail: dgrorud@fredlaw.com

Section 10.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” means any bona fide offer or proposal by any Person in respect of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (i) any merger, consolidation, statutory share exchange, recapitalization, reorganization, joint venture, liquidation, dissolution or other winding up, or other direct or indirect business combination involving the Company which would, directly or indirectly, result in any Person owning more than 20% of the voting equity interests (including indirect beneficial ownership (per Section 13(d) of the Exchange Act) via derivative or convertible securities), assets, net revenues or net income of the Company, (ii) the issuance by the Company, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of the Company representing more than 20% (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company, (iii) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than 20% (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company, (iv) a sale, transfer, acquisition or disposition of more than 20% of the assets of the Company (measured by the fair market value thereof) or to which more than 20% of the Company’s net revenues or net income are attributable, other than as a result of the sale of inventory in the ordinary course of business, or (v) any combination of the foregoing; provided, however, that the term “Acquisition Transaction” shall not include (i) the Offer, the Merger or any other Transactions, or (ii) any transaction between or among the Company and Parent or any affiliates of Parent.

“Business Days” means any day, other than a Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Company Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use by the Company in connection with the business of the Company.

“Company Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or condition (each an “Effect,” and collectively “Effects”) that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company, taken as a whole or (b) prevents or materially impedes, hinders or delays the performance by the Company of its material obligations hereunder for the consummation of the Offer, the Merger or the Transactions; provided, however, that for purposes of clause (a) above, effects resulting from, arising out of, or attributable or related to, any of the following shall not either alone or in combination be deemed to be or constitute, nor be taken into account when determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”:

(i) conditions (or changes therein) in the industry or industries in which the Company operates, (ii) general market or economic conditions (or changes therein) or conditions (or changes therein) in the capital or financial markets (including changes in interest rates or exchange rates) in the United States, or in any country in which the Company conducts a significant amount of business, (iii) any change in law, rule or regulation or GAAP or in the interpretation of any of the foregoing, (iv) any change in general legal, tax, regulatory, political or business conditions in the United States or in any country in which the Company conducts a significant amount of business, (v) any acts of sabotage, terrorism or war or the commencement of armed hostilities, or the escalation of any of the foregoing, (vi) weather, natural disasters or other force majeure events, (vii) the announcement of the execution of this Agreement or the pendency of the Offer or the Merger or any other Transactions, (viii) compliance with the terms of, or the taking of any action required by, this Agreement or requested by Parent or Purchaser, or the failure to take any action prohibited by this Agreement, (ix) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested, (x) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (xi) any failure by the Company to meet any internal or external estimates or expectations of the Company’s revenue, earnings or other financial performance measures for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance measures (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (xii) the payment by the Company of an amount equal to or less than the total deductible under its insurance policies in full satisfaction of all costs (including attorneys’ fees), judgments, fines, penalties, damages, losses and amounts paid in settlement relating to any and all Legal Proceedings commenced or involving any current or former shareholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions, except to the extent such effects resulting from, arising out of, or attributable or related to, any of the matters described in clauses (i) through (vi) above disproportionately affect in a material respect the Company, as compared to other companies that conduct business in the countries and regions in the world or in the industries in which the Company conducts business (in which case, only the extent of such disproportionate effect (if any) shall be taken into account when determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”).

“Company Property” means any real property, plant, building or facility and improvements, now or heretofore, owned, leased or operated by the Company.

“Company Restricted Stock” means each Share granted pursuant to the Company Stock Plan that is currently subject to risks of forfeiture.

“Company Stock Plan” means the MakeMusic, Inc. 2003 Equity Incentive Plan, as amended through the date of this Agreement.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument, obligation or arrangement.

“Environmental Claims” means (A) any and all administrative, regulatory or judicial actions, suits, Liens, notices of noncompliance or violation, investigations or proceedings from or by any Governmental Entity under any Environmental law or any permit issued under any such Environmental law, for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental law and (B) any and all administrative, regulatory or judicial actions, suits, Liens, investigations or proceedings by any third party, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date of this Agreement and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, or the protection of human health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Garritan Stock Purchase Agreement” means that certain Stock Purchase Agreement by and among the Company, Garritan Corporation, Gary Garritan and Marianne Garritan, dated as of December 19, 2011, as amended.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, polychlorinated biphenyls and radon gas and (ii) any chemicals, materials or substances regulated under any applicable Environmental law.

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations, and applications therefor, rights of privacy and publicity (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks and registrations and applications for any of the foregoing (“Trademarks”); (v) domain names and uniform resource locators; (vi) trade secrets (“Trade Secrets”); and (vii) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge” means, in the case of any party, the actual knowledge, after due inquiry, of any executive officer of such party.

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property other than the Owned Company Intellectual Property.

“Lien” means any lien, pledge, mortgage, security interest, encumbrance, right of first refusal, preemptive right, community property interest, or material restriction on the transfer or use of an asset.

“Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property that is owned by, or registered or held in the name of, the Company.

“Parent Material Adverse Effect” means any Effect that prevents or materially impedes, hinders or delays the consummation by Parent or Purchaser of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (with all of the percentages included in the definition of Acquisition Transaction increased to 51%), not arising out of or relating to any violation of Section 6.3 or Section 6.4, on terms that the Company Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with the Company’s legal and financial advisors), taking into account (to the extent so determined in good faith by the Board or such committee), among other things, relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or bona fide proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) such Acquisition Transaction, would be more favorable to the Company shareholders (in their capacity as such) from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (after taking into account, to the extent so determined in good faith by the Board or such committee, the expected timing and risk and likelihood of consummation).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

Section 10.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Acceptance Time”	Section 1.3(a)
“Acquisition Proposal”	Section 10.5
“Acquisition Transaction”	Section 10.5
“Affiliates”	Section 10.7
“Appraisal Rights”	Section 3.3(a)
“Articles of Merger”	Section 2.2
“Benefit Plans”	Section 4.10(a)
“Book Entry Shares”	Section 3.2(b)
“Business Day”	Section 10.5
“Certificates”	Section 3.2(b)
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Code”	Section 3.2(e)
“Collective Bargaining Agreement”	Section 4.24(a)
“Common Stock”	Recitals
“Company”	Preamble
“Company Board of Directors”	Recitals
“Company Bylaws”	Section 1.3(d)
“Company Change in Recommendation”	Section 6.4(b)
“Company Charter”	Section 1.3(d)
“Company Disclosure Schedule”	ARTICLE IV
“Company Governing Documents”	Section 1.3(d)
“Company Intellectual Property”	Section 10.5
“Company Intellectual Property Contracts”	Section 4.13(b)
“Company Material Adverse Effect”	Section 10.5
“Company Material Contract”	Section 4.11(a)
“Company Option”	Section 3.4(a)
“Company Permits”	Section 4.14(a)
“Company Property”	Section 10.5
“Company Recommendation”	Section 6.4(a)
“Company Restricted Stock”	Section 10.5
“Company SEC Documents”	Section 4.6(a)
“Company Stock Plan”	Section 10.5
“Company Termination Fee”	Section 9.2b
“Confidentiality Agreement”	Section 7.1(b)
“Continuation Period”	Section 7.7(d)
“Continuing Directors”	Section 1.3(d)
“Continuing Employees”	Section 7.7(a)

“Contract”	Section 10.5
“Copyrights”	Section 10.5
“Covered Persons”	Section 7.4(a)
“D&O Insurance”	Section 7.4(d)
“Dissenting Shares”	Section 3.3(a)
“Effect”	Section 10.5
“Effective Time”	Section 2.2
“Employment Obligations”	Section 7.7(b)
“Environmental Claims”	Section 10.5
“Environmental law”	Section 10.5
“Equity Interests”	Section 4.2(e)(ii)
“ERISA”	Section 10.5
“ERISA Affiliate”	Section 10.5
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Fairness Opinion”	Section 4.18
“Financial Statements”	Section 4.6(b)
“GAAP”	Section 4.6(b)
“Garritan Holdback Rights”	Section 3.4(c)
“Garritan Stock Purchase Agreement”	Section 10.5
“Governmental Entity”	Section 4.5(b)
“Hazardous Materials”	Section 10.5
“Initial Expiration Date”	Section 1.1(d)
“Intellectual Property”	Section 10.5
“Knowledge”	Section 10.5
“Legal Proceeding”	Section 4.9
“Licensed Company Intellectual Property”	Section 10.5
“Lien”	Section 10.5
“MBCA”	Recitals
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 3.1(c)
“Minimum Condition”	Annex I
“NASDAQ”	Section 1.3(a)
“Notice of Recommendation Change”	Section 6.4(c)
“Notice Period”	Section 6.4(c)
“Offer”	Recitals
“Offer Conditions”	Section 1.1(b)
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Outside Date”	Section 1.1(e)(i)
“Owned Company Intellectual Property”	Section 10.5
“Parent”	Preamble
“Parent Material Adverse Effect”	Section 10.5
“Parent Sponsor”	Preamble
“Patents”	Section 10.5

“Paying Agent”	Section 3.2(a)
“Payment Fund”	Section 3.2(a)
“Permitted Liens”	Section 4.12(a)
“Person”	Section 10.5
“Preferred Stock”	Section 4.2(a)
“Proxy Statement”	Section 2.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 3.1
“Regulation M-A”	Section 1.1(h)
“Representatives”	Section 6.3(a)
“Release”	Section 10.5
“Rights”	Recitals
“Rights Plan”	Recitals
“Sarbanes-Oxley Act”	Section 4.6(a)
“Schedule 13E-3”	Section 1.4
“Schedule 14D-9”	Section 1.2(b)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)(ii)
“Securities Act”	Section 1.5(f)
“Settlement Agreement”	Section 4.22(b)
“Shares”	Recitals
“Short Form Threshold”	Section 2.7
“Special Meeting”	Section 2.6(b)(i)
“Subsidiary”	Section 10.5
“Superior Proposal”	Section 10.5
“Surviving Corporation”	Section 2.1(a)
“Tax” or “Taxes”	Section 10.5
“Tax Return”	Section 10.5
“Third Party”	Section 6.3(a)
“Top-Up Consideration”	Section 1.5(b)
“Top-Up Option”	Section 1.5(a)
“Top-Up Shares”	Section 1.5(a)
“Trademarks”	Section 10.5
“Trade Secrets”	Section 10.5
“Transactions”	Recitals
“Voting Debt”	Section 4.2(d)(iv)

Section 10.7 Interpretation. When a reference is made in this Agreement to Sections, Articles or an Annex, such reference shall be to a Section or an Article of, or an Annex to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references in this Agreement to the Subsidiaries of a

Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law, regulation, holding or rule of construction providing that ambiguities in an agreement, document or provision will be construed against the party drafting such agreement, document or provision.

Section 10.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 10.9 Entire Agreement; No Third-Party Beneficiaries.

(a) Except as expressly contemplated herein with respect to the Confidentiality Agreement, this Agreement, together with the Company Disclosure Schedule and the Annex hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Without limiting the generality of the foregoing, (a) Parent, Parent Sponsor and Purchaser acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in ARTICLE IV, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in ARTICLE IV, and (b) the Company acknowledges that Parent, Parent Sponsor and Purchaser have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in ARTICLE V, as the case may be, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in ARTICLE V.

(b) This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except (i) as provided in Section 7.4 and Section 7.7, and (ii) from and after the Effective Time, the rights of holders of Shares, Company Restricted Stock, Company Options and Garritan Holdback Rights to receive the consideration pursuant to the Merger, as set forth in ARTICLE III.

Section 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.11 Governing law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the appropriate Federal court of the United States of America, sitting in Minnesota, or, if such Federal court does not have proper jurisdiction, the state courts of the State of Minnesota and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Federal court or, if such Federal court does not have proper jurisdiction, in such Minnesota courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Federal court or Minnesota court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Federal court or Minnesota court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided in this Agreement.

Section 10.12 Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.12.

Section 10.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent or Parent Sponsor,

(ii) to Parent or Parent Sponsor and one or more direct or indirect wholly-owned Subsidiaries of Parent or Parent Sponsor or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent or Parent Sponsor. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.14 Enforcement; Specific Performance; Remedies. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other remedies at law would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any party, of any of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement (and this right shall include the right of the Company to fully enforce this Agreement’s performance guaranty obligations against Parent Sponsor, to the fullest extent permissible pursuant to applicable law and to thereafter cause the Offer and the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement), in addition to any other remedy that may be available at law or in equity. The Company, on the one hand, and Parent, Purchaser and Parent Sponsor, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, Purchaser or Parent Sponsor, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Purchaser and Parent Sponsor under this Agreement. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.15 Performance Guaranty. Parent and Parent Sponsor, hereby unconditionally, irrevocably and jointly and severally: (i) agree to take all action necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of their respective agreements, covenants and obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to and in accordance with the terms and subject to the conditions of this Agreement in respect thereof; and (ii) guarantee to the Company the full and complete performance by Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to and in accordance with the terms and subject to the conditions of this Agreement in respect thereof. Parent and Parent Sponsor shall be jointly and severally liable for any breach of any such obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement. Parent and Parent Sponsor hereby waive diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.15.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, Parent, Parent Sponsor and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PURCHASER:

LEAP Acquisition Corporation

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Chief Executive Officer

PARENT:

LaunchEquity Acquisition Partners, LLC Designated Series Education Partners

By:	LaunchEquity Partners, LLC Title: Manager

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Managing Member

PARENT SPONSOR:

LaunchEquity Partners, LLC

By:	/s/ Andrew C. Stephens
Name: Andrew C. Stephens
Title: Managing Member

COMPANY:

MakeMusic, Inc.

By:	/s/ Karen L. VanDerBosch
Name: Karen L. VanDerBosch
Title: Chief Operating Officer and Chief Financial Officer

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC, including Rule 14e-1(c), shall not be obligated to pay for, any validly tendered Shares, unless as of any then-scheduled Expiration Date:

(i) the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then-scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(a) all Shares then issued and outstanding, plus

(b) all Shares issuable upon the exercise, conversion or exchange of any Company Options, the Garritan Holdback Rights or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then-scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time following the then-scheduled Expiration Date assuming that the holder of such Company Options, Garritan Holdback Rights, Equity Interests or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (and as to which shares of Common Stock have not yet been issued to such exercising holders of Company Options, the Garritan Holdback Rights or other rights to acquire Shares then outstanding that are vested and exercisable) (collectively, the “Minimum Condition”).

(2) Furthermore, Purchaser shall not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c), shall not be obligated to pay for, any validly tendered Shares, if any of the following events has occurred and be continuing at the then-scheduled Expiration Date:

(i) there shall be, since the date of the Merger Agreement, any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions (including the Top-Up Option), or any injunction shall have been issued and be in effect, by any United States federal or state court that has the effect of making the Offer, the Top-Up Option or Merger illegal or otherwise prohibits, restrains, prevents or enjoins the consummation of the Offer, the Top-Up Option or the Merger;

(ii) (A) any of the representations and warranties of the Company contained in Section 4.2 shall not be true and correct in all respects, (B) any of the representations and warranties of the Company contained in Sections 4.1, 4.3, 4.4, 4.5(other than 4.5(d)), 4.8, 4.13, 4.15, 4.16, 4.17, 4.18, 4.21, 4.22, 4.23 and 4.25 that are qualified by materiality or Material Adverse Effect shall not be true and correct in all respects, (C) any of the remaining representations and warranties in such Sections that are not qualified by materiality or Material Adverse Effect shall not be true and correct in all material respects (D) any of the other representations and warranties of the Company contained in the Merger Agreement shall not be true and correct except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect”;

(iii) the Company, in any material respect, shall have breached or failed to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have intentionally breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure shall not have been cured;

(iv) since the date of the Merger Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect;

(v) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least 90% of the outstanding shares of Common Stock immediately after the Acceptance Time, there shall exist under applicable law or other restraint or prohibition of any Governmental Entity of competent jurisdiction, any restriction or legal impediment on Purchaser’s ability and right to exercise the Top-Up Option, subject to and in accordance with the conditions and limitations set forth in this Agreement on the Top-Up Option or its exercisability; or

(vi) the Merger Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (2)(ii), (2)(iii), and (2)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is attached.

List of Disclosure Schedule Sections*

Section 4.2	Capitalization

Section 4.5	Consents and Approvals; No Violations

Section 4.6	Company SEC Documents and Financial Statements

Section 4.7	Absence of Certain Changes

Section 4.8	Absence of Undisclosed Liabilities

Section 4.9	Litigation

Section 4.10	Employee Benefits Plans; ERISA

Section 4.11	Material Contracts

Section 4.13	Intellectual Property

Section 4.15	Taxes

Section 4.19	Insurance

Section 6.1	Conduct of Business by the Company Pending the Merger

*	Sections have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished supplementally to the SEC upon request.